                                                                   Exhibit 10.10

[*] Designates material for which confidential treatment has been requested, which material has been separately filed with the Securities and Exchange Commission.

                    SWITCH PORT LEASE AND SERVICE AGREEMENT


      This Switch Port Lease and Service Agreement ("Agreement") is hereby entered into as of this 7th [handwritten] day of August [handwritten], 1996 and
                        -----------------        --------------------
is between World Touch, Inc., a Washington Corporation (hereinafter "Lessor"), having its principal offices at 300 120th Ave., NE, Building One, Suite 204, Bellevue, Washington 98005 and PrimeCall, Inc., a Washington corporation (hereinafter "Lessee") having its principal offices at 1520 Eastlake Ave., E, Suite 205, Seattle, Washington 98102 (collectively "Parties").

      The Parties agree as follows:

      1. Lease of Ports. Subject to the terms and conditions contained herein,
         --------------
Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor the quantity of DS-1 ports (set forth in Exhibit "A") on a Northern Telecom DMS-250 Switch (the "Switch"), located at 625 So. Grand Avenue, 7th Floor #711, (1 Wilshire Bldg.), Los Angeles, California 90017 to receive, process, and output voice grade telephone message traffic.

      2. Term. This Agreement and the services contemplated hereunder shall not
         ----
become effective until Lessee pays to Lessor $[*] representing first months rental payment. Unless sooner terminated as provided herein, this Agreement shall have a initial term of six (6) months (the "Initial Service Term") commencing on the date set forth above. After the initial Service Term, service shall automatically continue on a month-to-month basis (each month period is referred to as an "Extended Term"), unless terminated by either party at the end of the Initial Service Term or an extended Term, by giving at least 60 days written notice of intent to terminate prior to the end of such Term. All terms set forth herein shall apply to any 'Extended Term' of this Agreement.

      3. Charges, Payment and Billing.
         ----------------------------

         a. Lessee will pay Lessor monthly for the lease of ports and services provided pursuant to this Agreement. As of the execution date of this Port Agreement, the charges which apply are set forth in Exhibit "A" attached hereto. Charges for ports will be paid in advance each month. In-use port charges commence when the ports are activated in accordance with Section 6. Ports placed in In-Use during a partial calendar month shall still be charged at a rate equal to the full monthly In-Use port rate.

         b. Payment. Lessee agrees to remit any payment due to Lessor pursuant to this Agreement on the first of each month (the "Due Date") . Any payment

[*] CONFIDENTIAL TREATMENT REQUESTED
received more than thirty (30) days after the first of the month shall constitute a late payment resulting in a late payment charge of 1.5% of the total invoice amount per month of the maximum legal rate, whichever is less. If the total amount due on any invoice is not received by Lessor within fifteen
(15) days of the Due Date, Lessor may send Lessee written notice that all services may be temporarily suspended due to non-payment. Lessor shall have the right after ten (10) days following such notice to discontinue services pursuant to this Agreement unless or until the total amount due including late payment charges is paid in full by Lessee.

         c. Disputes. In the event of any billing disputes, Lessee will provide to Lessor, prior to Due Date, a detailed presentation in writing of any disputed charges. Notwithstanding such dispute Lessee shall pay any undisputed portion of the disputed invoice. Any dispute by Lessee must be raised within sixty (60) days of the Due Date, or such disputed claim is hereby waived. Disputes will be resolved in accordance with the procedures outlined in paragraph 14(j).

         d. Additional Charges. Any applicable federal, state, or local use, excise, sales, or privilege taxes, duties, or similar liabilities, chargeable to or against Lessor because of the services provided to Lessee pursuant to this Agreement shall be charged and payable by Lessee in addition to the other charge specified in this Section 3. Any extra services provided by Lessor to Lessee shall be billed to Lessee and paid within ten (10) days of invoice provided that Lessee has agreed to any such extra services in advance.

      4. Lessor's Responsibilities. Lessor shall be responsible only for the
         -------------------------
following:

         a. Operating the Switch and performing all maintenance and procedures related thereto in a timely manner;

         b. Maintaining a Switch Operator on duty at the Switch location during normal business hours, Monday through Friday. Lessor will have technicians on call on a twenty-four (24) hour basis.

         c. Providing Lessee with telephone numbers and an escalation list for use in reporting troubles. Lessor shall monitor the Switch on a twenty-four (24) hour basis, such monitoring having capability to respond to alarms which alert the need for immediate maintenance attention.

         d. Coordination of the resolution of trouble calls received from the Lessee by using the Lessor's best effort to respond, identify, and repair each problem reasonably and promptly (generally within 4 hours) or such longer time as is reasonable under the circumstances and to thereafter notify Lessee of the nature of the problem, following completion of such problem resolution.

         e. Scheduling any pre-planned major preventative Switch maintenance during Lessee's off business hours, coordinate with and notifying Lessee of such planned outages at least forty-eight (48) hours prior to their occurrence. Lessor acknowledges that Lessee's business hours may vary significantly from "normal business hours."

         f. Provide Call Detail Records (CDR) in a format and mutually acceptable media, as required to allow proper billing, tracking, and Lessee fraud control.

         g. Lessor shall also be responsible for the duties detailed in Exhibit C attached hereto and made a part hereof.

         h. Joint coordination of ASR's, however, Lessee will be order originator, designer and technical point of contact. Lessee will also establish its own CLLI with each carrier.

      5. Lessee's Responsibilities. Lessee shall be responsible for the
         -------------------------
following:

         a. Payment of all charges and fees due Lessor hereunder in a timely manner.

         b. Any disputed charges must be paid in full as per Section 3c. A resolution of such disputed charges mutually agreed upon shall be provided in the form of a credit against existing or future post/use charges.

         c. Using the ports and services provided by Lessor under this Agreement for tandem switching of voice grade telephone message traffic.

         d. Complying with all applicable laws.

         e. Observing all conditions contained herein.

         f. Be responsible for the duties detailed in Exhibit C, attached hereto and made a part hereof.


      6. Port Availability.
         -----------------

         a. In-Use Ports. Lessor agrees to lease twenty (20) DS-1 (24 ports) on the Switch to Lessee. In the event Lessee desires additional ports, Lessor shall make them available upon the same terms and conditions set forth herein in blocks of 480 ports upon 90 days notice.

         b. Disconnecting Ports. Lessee may disconnect ports by giving Sixty
(60) days written notice to Lessor. Ports may not be disconnected in increments of less than Four hundred and Eighty (480) ports (20 DS-1). Charges for ports being disconnected will continue until the actual disconnect date.

      7. Routing.
         -------

         a. Initial Routing. Lessor shall set-up software table (the "Initial Routing Tables") in the Switch which directs the flow of traffic to Lessee's ports. Such routing procedure is to be implemented after a mutually acceptable initial routing procedure has been approved by both parties. Lessee shall provide Lessor with a written listing of all the output NPA-NXX's and country codes to be entered into the Initial Routing Tables and shall specify the output port(s) to which each NPA-NXX or country code, Lessee agrees that traffic bound for that NPA-NXX or country code will be intercepted by the Switch and treated with an announcement, or routed to a trunk group designated by Lessee. When input to the Initial Routing Tables has been completed, Lessor shall provide Lessee with a paper printout of the Initial Routing Tables. Lessee agrees:

                i. to review the Initial Routing Tables to verify their accuracy;

                ii. to notify Lessor in writing with five (5) business days of receipt of the printout of any error; and

                iii. to specify changes needed to the Initial Routing Tables to Lessor in writing.


      Input to all tables will be considered correct and accepted by Lessee unless Lessor is notified within five (5) business days otherwise.

         b. Routing Changes. Lessee may request changes to the Initial Routing Tables resulting in revised routing tables (the "Revised Routing Tables"), which may also be changed at the request of the Lessee.

      Lessor agrees to make requested changes at an extra charge to be paid in advance by Lessee in accordance with the procedures and time-lines specified in Exhibit "B," attached hereto and made a part hereof. Lessee agrees to comply with the routing procedures specified in Exhibit B.

      8. Service Outage Recovery. Lessor agrees to work with Lessee to develop a
         -----------------------
mutually acceptable plan for alternative routing of Lessee traffic to mitigate the outage in the event of a disaster or major Switch outage.

      9. Defaults and Remedies. It shall be a default under this Port Agreement,
         ---------------------
entitling lessor or lessee, as the case may be, to terminate this agreement and to pursue all remedies available under applicable law if:

         a. Any party shall be in material breach of the terms and conditions of this Agreement: or

         b. Any party shall file a voluntary petition in bankruptcy, fail to deny an involuntary petition in bankruptcy with 30 days of filing, or is adjudicated to be bankrupt, or shall appoint or suffer the appointment of a receiver or trustee for all or a port of it property, or shall make an assignment for the benefit of its creditors.

         c. In the event either party defaults under the terms of this agreement, the non-defaulting party shall have the right to immediately terminate this agreement. In the event the Lessor is in breach of its duties as set forth in paragraph 5 and of Exhibit "C" attached hereto and incorporated herein, Lessee shall give Lessor written notice of the breach. If such deficiency or breach is not cured in five (5) days, Lessee shall have the right to cancel this Agreement effectively immediately.

      10. Required Termination. Either party shall also have the right, whether
          --------------------
or not a default shall have occurred, to terminate this Agreement prior to the expiration of the Initial Service Term or any Extended Term, upon no less than thirty (30) days prior written notice to the other party if either party is prohibited from furnishing any service related solely to this Agreement by order of any court, the Federal Communications Commissions, or any other government authority having jurisdiction as a result of any change in circumstance occurring after creation of this Agreement; and in the event of early termination under the paragraph, neither party shall have any continuing obligation or liability to the other, except for such obligations or liabilities for payment which existed at, or in respect of, services rendered through the termination date.

      11. Indemnification.
          ---------------

         a. Each party (the "Indemnifying Party") will indemnify and hold harmless the other party, ("Indemnified Party") from and against any loss, cost, claim, liability, damage expense (including reasonable attorney fees) to third parties, relating to or arising out of any acts by the Indemnifying Party under this Agreement or its negligent or willful misconduct and defend any action or suit brought by a third Party against the Indemnified Party for any loss, claim, liability, damage, or expense relating to or arising out of actions of the Indemnifying party under this Agreement or its negligence or willful misconduct.

         b. The Indemnified Party will notify the Indemnifying Party promptly in writing of any written claims, lawsuits, or demands by third parties for which the Indemnified Party alleges that the Indemnifying party is responsible under this section and tender such claim, lawsuit, or demand to the Indemnifying Party for defense and the Indemnifying Party agrees to so defend. The Indemnified Party also will cooperate in every reasonable manner with the defense or settlement of such claim, demand, or lawsuit.

         c. The Indemnifying Party will not be liable under this section for settlements by the Indemnified Party of any claim, demand, or lawsuit unless the Indemnifying Party has approved the settlement in advance or unless the defense of the claim, demand, or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake the defense.

         d. Indemnified party is defined to include directors, officers, employees, agents, successors or assigns. Indemnifying party is defined to include successors or assigns.

      12. Waiver of Warranties.
          --------------------

      SUBJECT TO THE TERMS OF PARAGRAPH 11 AND 13 CONTAINED HEREIN, AND EXCEPT FOR THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LESSOR, LESSOR SHALL IN NO EVENT BE LIABLE TO LESSEE OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING WITHOUT LIMITATION, FOR ANY DAMAGES, EITHER DIRECT, INDIRECT CONSEQUENTIAL, SPECIAL INCIDENTAL, ACTUAL, PUNITIVE OR FOR ANY OTHER DAMAGES OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, ACCIDENTS, ERROR, OMISSIONS, INTERRUPTIONS, TERMINATION OR DEFECTS IN TRANSMISSION, INCLUDING THOSE WHICH MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF LESSOR PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, LESSOR MAKES NO WARRANTY WHETHER EXPRESSED, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY,

MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSES, ALL OF WHICH WARRANTIES BY LESSOR ARE HEREBY EXCLUDED OR DISCLAIMED. THIS PROVISION MAY NOT BE WAIVED EXCEPT BY THE PRIOR WRITTEN CONSENT OF GENE ELMORE, PRESIDENT, FIVE STAR TELECOM, INC.

      13. Warranties.
          ----------

      Lessor warrants that all work product, materials and services furnished by Lessor hereunder to Lessee shall be delivered or performed free of any claim of any person by way of trade secret, copyright, trademark infringement or any other proprietary right. Lessor represents and warrants that Lessor has title to and is the lawful owner of all materials and supplies provided hereunder or, if not the owner, has the right to use, license and provide same to Lessee.

      Lessee warrants that all work product, materials and services furnished by Lessee hereunder to Lessor shall be delivered or performed free of any claim of any person by way of trade secret, copyright, trademark infringement or any other proprietary right. Lessee represents and warrants that Lessee has title to and is the lawful owner of all materials supplies provided hereunder or, if not the owner, has the right to use license and provide same to Lessor and that such materials and supplies are free of any security interests claims, liens or any other encumbrances whatsoever; that Lessee has the right to assign, transfer and convey them.

      14. Miscellaneous.
          -------------

          a. Authority. Each party warrants that it has the full legal right, power, and authority to perform its obligations under this Agreement and that the person executing this Agreement has the authority to bind such respective party.

          b. Assignment. Lessee shall not assign or transfer this Agreement or any rights hereunder without first obtaining the written consent of the Lessor, which consent shall not be unreasonably withheld. Lessor shall notify Lessee of any assignment of its rights and obligations under this Agreement.

          c. Relationship. This Agreement does not and will not create a partnership, agency, or joint venture between the parties and does not result in a joint communications service offering.

          d. Governing Law; Venue. This Port Agreement and the rights and obligations of the Parties shall be governed by the laws of the State of Washington. All parties consent that venue for the filing of any lawsuits brought hereunder shall be in the City of Bellevue, County of King, Washington.

          e. Severability. If any provision or portion of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision or portion and without materially altering the terms of this agreement or the intent of the parties, and, to this end, the provisions or portions hereof are severable.

          f. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether written or oral with respect to the services being provided under the terms of the Agreement, and the terms hereof may be changed or waived only by an agreement in writing signed by both parties hereto.

          g. Compliance with Laws. The parties hereto agree to comply with all federal, state, and local laws with respect to the service and this Agreement.

          h. Force Majeure. Neither party shall be liable to the other for its failure to perform its obligations hereunder if prevented or interfered with by reason of fire, flood, epidemic, earthquake, or any other act of God, explosion, power failure, economic impossibility or hardship, utility curtailment, labor or other dispute, riot or civil disturbance, war, armed conflict, municipal ordinance, state, or federal law, order of any court of competent jurisdiction, governmental regulation or acts or omissions of third parties or other causes beyond the reasonable control of Party.

          i. Notices. Notices required under this Port Agreement shall be in writing and personally delivered, telecopied, or sent by Certified Mail, Return Receipt Requested, or overnight courier service to the Parties at the address indicated below:

          If To Lessor:

          World Touch, Inc.
          Attn: Richard H. Hunich
          300 120th Ave., NE
          Building One, Suite 204
          Bellevue, Washington  98005


          If to Lessee:

          PrimeCall, Inc.
          Attn: Allan Chin
          1520 Eastlake Ave., E
          Suite 205
          Seattle, Washington  98102

          j. Arbitration. All disputes, including but not limited to billing disputes, collection, contract interpretation and damages shall be resolved by mandatory binding arbitration. Such arbitration shall be commenced upon the filing of a notice requesting arbitration by either party. The cost of the arbitration shall be initially borne equally by both parties. The prevailing party shall be awarded its arbitration costs, and all of its actual attorney's fees incurred in dispute resolution. The arbitration shall be held in the County of King. The arbitrator's award may be converted into a judgment in accordance with Washington state law.

          k. Joint Procedures. Both parties agree to implement and adhere to the procedures and duties in Exhibit "C" attached hereto and made a part thereof.

          l. Interpretation and Construction. The parties agree that no presumption shall be applied in favor or against any purported draftor.

          m. Attorneys Fees. If any action of law or in equity is necessary to enforce or interpret the terms of this Agreement, or any part thereof, the prevailing party shall be entitled to reasonable attorney's fees and costs.

          n. Reference. The paragraph headings contained within this Agreement are for reference and convenience purposes only, and shall under no circumstances affect the meaning or interpretation of this Agreement.

          o. Performance. The failure of either party at any time, or from time to time to require performance of any of the obligations of the other party under this Agreement shall in no manner affect the right of either party to enforce any provision of this Agreement at a subsequent time; and shall not be construed as a waiver of any subsequent breach of that same provision.

          p. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. All signed fax copies of this Agreement shall be deemed as valid as an original.

          q. NO THIRD PARTY BENEFICIARIES. Nothing contained herein shall confer any right to claim or enforce any right or obligation as third party beneficiary upon any third party.

      15. Circuit Costs. Lessor will accept no responsibility for any long-haul
          -------------

transport cost or LEC billing. Lessor provides switch ports to the Lessee as described above. It is the responsibility of the Lessee for all recurring and non-recurring charges from local exchange carriers and any other carrier for switched ports. Lessee will provide Lessor with a letter of agency and any other required information allowing Lessor to order circuits into the switch office of the Lessor. All billing for the circuits ordered by the Lessee will be paid directly by Lessee.

      IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of 8/7/96.
               -------

LESSOR:                                     LESSEE:

WORLD TOUCH, INC.                           PrimeCall, Inc.


By: /s/ R. H. Hunich                        By:  /s/ Alan Chin
   -----------------------------                -------------------------------
R. H. Hunich                                Alan Chin
--------------------------------            -----------------------------------
Name (printed)                              Name (printed)

Its: President                              Its: Vice President
    ----------------------------                -------------------------------

                                    EXHIBIT A
                              Fee and Term Schedule


      Lessor hereby leases to Lessee DS-1 Ports (2 4 ports per DS-1) under the following terms and conditions to be incorporated in and made a part thereof the Switch Port Lease and Service Agreement dated June 1, 1996.

      1. Lessee shall lease from Lessor 480 ports on a DMS-250C switch located in Los Angeles, beginning with the execution date of this Agreement.

      2. The commencement date of the Initial Service Term shall be the execution date of this agreement.

      3. The price per Voice and Data Digital channel (1/24 of DS-1 or T-1) shall be [*] per port, payable 30 days in advance. Total price shall be [*] 480 ports x [*] = [*] per month.

      4. Rack space and power to accommodate Lessee's equipment and Circuits shall be provided by Lessor, within reason.

[*] CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT B

                    Routing Table Change Request Procedure

      Both parties to this Port Agreement dated 8/7, 1996,
                                                ---
understand that procedures should be established and followed to assure that required routing changes are executed accurately and in a timely and cost efficient manner. Lessor agrees to work with Lessee to customize the basic procedures set forth below in ways which are mutually acceptable for achieving these goals.

      1. Submitting Requests. Change requests must be made in writing and must
         -------------------
indicate exactly how the Routing Table data is to appear after the change. Lessee may submit changes to Lessor via first-class mail, recognized courier or facsimile transmission. In order to expedite processing, Lessor may request that changes be sent to the attention of a particular individual or department and/or that a particular form or format be used. Lessee shall pay for all changes within 10 days of receipt of an invoice from Lessor.

      2. Acknowledging Receipt. Lessor shall acknowledge receipt of change
         ---------------------
requests by facsimile transmission on the next business day after receipt of Lessee's written request. If Lessor fails to acknowledge receipt of a change request within one business day, Lessee should call Lessor to confirm receipt or resubmit the request. Change requests will not be deemed received unless acknowledged by Lessor.

      3. Timing of Input. Lessor shall review all change requests and contact
         ---------------
Lessee for clarification of the request, if applicable, within a reasonable period of time after acknowledging receipt. A reasonable period of time for reviewing the request generally will not exceed the next business day after the receipt of the request. The change request will generally be completed within the next business day following acknowledgment of Lessor's receipt of written clarifications, if any from Lessee. Should Lessee request that any routing change be completed by Lessor in less than the time interval specified above, Lessor will use its best efforts to comply with Lessee's requests at an extra charge. Lessee will always attempt to limit expedited changes to emergency situations.

      4. Acknowledging Input. Within 1 business day following completion of
         -------------------
input, Lessor will send Lessee, via first-class mail, recognized courier or facsimile transmission, a hard copy of print out of the changed routing tables showing the contents before and after changes were made. Lessee shall review the input to verify its accuracy. Completed changes will be considered correct and accepted by Lessee unless Lessor is notified otherwise within the next business day after the information was received or five (5) days after it is sent, whichever is less.

      5. Data Base Management. Lessee shall be allowed direct input control via
         --------------------
password protected software of the routing, management, and authorization code data base on the switch under a mutually acceptable procedure for security and implementation. Any other user of the switch shall coordinate their input process in conjunction with the Lessor procedures. However, such input control and access does not allow Lessee to make changes to any data base or routing other than that associated with Lessee.

                                   EXHIBIT C

                           Lessee's Responsibilities

      Lessee shall be responsible for the following:

      1. ANI/Subscriber Maintenance of Class of Service, line/trunk restrictions, adds, changes and deletions.

      2. Trunk configuration, turn-up testing/acceptance, disconnects, moves or changes will be done as scheduled with Lessor.

      3. Trunk, switch and billing link maintenance will be tested, monitored and trouble reported, pro-actively and re-actively during 8:30 a.m. to 5:30 p.m., Pacific Coast Time and by alarm during non-business hours.

      4. Trunk ordering - as an agent when needed, Lessor personnel will respond as facility point of contact, and test , install on coordinator with carriers and Lessor's personnel.

      5. Joint coordination of ASR's, however, Lessee will be order originator, designer and technical point of contact. Lessee will also establish its own CLLI with each carrier.

      6. All costs, expenses whatsoever related to the operation of Lessee's business through the DMS-250 switch.



                           Lessor's Responsibilities

      Lessor shall be responsible for the following:


      1. Identify the Switch Trunk Number for installation.

      2. Installation wiring, joint testing acceptance of connecting carrier facilities.

      3. Initial installation support will be provided upon demand by Lessor personnel between the hours of 8:30 a.m. and 5:30 p.m. Pacific Coast Time.

      4. If required by Lessee, due to billing link failure, Lessor will send a billing tape of lost raw detail call records to Lessee. Lessee will be responsible for shipping cost.

      5. Lessor shall maintain the Switch in good working order so that it operates up to normal carrier standards and up to Northern Telcom DMS standards, whichever shall be higher standards. Lessor shall also provide least cost routing on an efficient basis and make changes promptly and accurately. Lessor shall retain all data and reports in a secure backed up mode at the prevailing industry standards. Lessor's failure of any of the provisions herein and failure to remedy such deficiency within five days of notice shall constitute a material breach of the terms and conditions of the Agreement for purposes of Paragraph 9.

                                 Attachment 1


This Attachment is to amend Exhibit A to increase the number of lease ports from 480 to 960. This increase is to be effective October 1, 1996.

In WITNESS WHEREOF, the parties hereto have cause this Attachment to be executed as of October 1, 1996. Both parties agree that Attachment 1 is a part of the original Agreement executed on August 7, 1996.



LESSOR:                                     LESSEE:

WORLD TOUCH, INC.                           Primecall, Inc.

By: /s/ R. R. Hunich                        By: /s/ Alan Chin
   --------------------------                  ---------------------------
R. R. Hunich                                Alan Chin
-----------------------------               ------------------------------
Name (printed)                              Name (printed)

Its: President                              Its: Vice President
    -------------------------                   --------------------------

                                 Attachment 2


This addendum extends the existing term of the Port Rental Agreement from February 7, 1997 to January 31, 1998 for 960 Ports on the Los Angeles Switch.

In WITNESS WHEREOF, The parties hereto have cause this Attachment to be executed as of February 28, 1997. Both parties agree that Attachment 2 is a part of the original Agreement executed on August 7, 1996.

In addition WTI agrees to lease 20 more T's (480 Ports) at the same prices starting on March 15, 1997 and terminates on January 31, 1998.




Lessor:                                              Lessee:


World Touch, Inc.                                    Prime Call, Inc.




By: /s/ R. H. Hunich                                 By: /s/ Alan Chin
   ---------------------------                          ------------------------
Name: R. H. Hunich                                   Name: Alan Chin
     -------------------------                            ----------------------
      (Printed)                                            (Printed)

Its: President                                       Its: Vice President
    --------------------------                            ----------------------